Exhibit 99.3
Matador Resources Company
Unaudited Pro Forma Condensed Combined Financial Information

On September 18, 2024, MRC Toro, LLC (“Purchaser”), a wholly-owned subsidiary of Matador Resources Company (“Matador”), consummated the previously disclosed acquisition (the “Ameredev Acquisition”) contemplated by that certain Securities Purchase Agreement, dated as of June 12, 2024 (the “Purchase Agreement”), among Purchaser, MRC Energy Company (“MRC Energy”) (solely for the purposes of guaranteeing the obligations of Purchaser), Ameredev II Parent, LLC (“Ameredev Parent”), Ameredev Intermediate II, LLC (“Ameredev Intermediate” and, together with Ameredev Parent, each a “Seller” and collectively, the “Sellers”) and Ameredev Stateline II, LLC (“Ameredev”), pursuant to which, among other things, Sellers agreed to sell to Purchaser, and Purchaser agreed to purchase from Sellers, all of the issued and outstanding membership interests of the Ameredev, for an amount in cash equal to $1.905 billion (subject to certain customary adjustments, including for working capital and for title defects and environmental defects). Ameredev and its subsidiaries own (i) certain oil and natural gas producing properties and undeveloped acreage located in Lea County, New Mexico and Loving and Winkler Counties, Texas and (ii) an approximate 19% stake in the parent company of Piñon Midstream, LLC, which has midstream assets in southern Lea County, New Mexico. The effective date of the Ameredev Acquisition was June 1, 2024.

Upon the closing of the Ameredev Acquisition, Purchaser paid the as-adjusted closing purchase price of approximately $1.831 billion in cash, which amount is subject to customary post-closing adjustments, of which $95.25 million was deposited in escrow in connection with the execution of the Purchase Agreement. The purchase price for the Ameredev Acquisition was funded by a combination of cash on hand and borrowings under the Company’s existing secured revolving credit facility (the “Credit Agreement”), which was amended on September 18, 2024 to, among other things: (i) provide for a term loan of $250.0 million, the full amount of which was borrowed to fund the Ameredev Acquisition, and (ii) increase the elected borrowing commitments under the revolving credit facility from $1.50 billion to $2.25 billion.

The Ameredev Acquisition was accounted for under the acquisition method of accounting for business combinations in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, with any excess purchase price allocated to goodwill. Matador has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the acquisition date of September 18, 2024, which is based on Matador’s preliminary valuation of the tangible and intangible assets acquired and liabilities assumed using information currently available. A final determination of the fair value of the assets and liabilities acquired in the Ameredev Acquisition will be based on an analysis of Ameredev’s actual assets and liabilities as of the closing date. Such analysis has not been completed at this time. As a result, the unaudited pro forma purchase price adjustments related to the Ameredev Acquisition are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The final valuation of assets acquired and liabilities assumed may be materially different than the estimated values assumed in the unaudited pro forma condensed combined financial statements (the “pro forma financial statements”). Costs directly related to the Ameredev Acquisition are expensed in the period in which they are incurred. The pro forma financial statements presented herein have been prepared to reflect the transaction accounting adjustments to Matador’s historical condensed consolidated financial information in order to account for the Ameredev Acquisition, the assumption of assets and liabilities acquired in the Ameredev Acquisition and the additional debt incurred to fund the Ameredev Acquisition.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024 gives effect to the Ameredev Acquisition and the related financing as if each had been completed on June 30, 2024. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2023, and the six months ended June 30, 2024, give effect to the Ameredev Acquisition and the related financing as if each had been completed on January 1, 2023. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

The pro forma financial statements and related notes have been prepared by management in accordance with Article 11 of Regulation S-X, are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Matador would have been had the Ameredev Acquisition and the related financing occurred on the dates noted above, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Future results may vary significantly from the results reflected because of various factors. The

Unaudited Pro Forma Condensed Combined Financial Information
pro forma adjustments are based on currently available information and certain estimates and assumptions that Matador believes provide a reasonable basis for presenting the significant effects of the Ameredev Acquisition.

The pro forma financial statements and related notes do not reflect the benefits of projected synergies, potential cost savings or the costs that may be necessary to achieve such savings, opportunities to increase revenue generation or other factors that may result from the Ameredev Acquisition and, accordingly, do not attempt to predict or suggest future results. Management cannot identify the timing, nature and amount of such savings, costs or other factors, any of which could affect the future consolidated results of operations or consolidated financial position of the Company.

The unaudited pro forma financial statements have been developed from and should be read in conjunction with:

•The audited consolidated financial statements and accompanying notes of Matador contained in Matador’s Annual Report on Form 10-K for the year ended December 31, 2023;

•The unaudited condensed consolidated financial statements and accompanying notes of Matador contained in Matador’s Quarterly Report on Form 10-Q for the six months ended June 30, 2024;

•The audited consolidated financial statements and related notes of Ameredev for the year ended December 31, 2023, which are filed as Exhibit 99.1 to the Current Report on Form 8-K/A; and

•The unaudited condensed consolidated financial statements and related notes of Ameredev for the six months ended June 30, 2024, which are filed as Exhibit 99.2 to the Current Report on Form 8-K/A.

Unaudited Pro Forma Condensed Combined Financial Information
Matador Resources Company and Subsidiaries
PRO FORMA CONDENSED COMBINED BALANCE SHEET - UNAUDITED
As of June 30, 2024

(In thousands)	Historical		Transaction Accounting Adjustments
	Matador	Ameredev	Conforming and Reclassifications (e)	Ameredev Acquisition		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$15,242	$10,800	$—	$14,581	(d)	$40,623
Restricted cash	48,661	—	—	—		48,661
Accounts receivable
Oil and natural gas revenues	294,019	48,921	—	—		342,940
Joint interest billings	204,931	—	6,769	—		211,700
Other	29,090	6,769	(6,769)	—		29,090
Derivative instruments	5,590	1,863	—	(1,863)	(a)	5,590
Lease and well equipment inventory	38,046	—	—	—		38,046
Prepaid expenses and other current assets	102,861	7,283	—	(7,283)	(a)	105,916
				3,055	(f)
Total current assets	738,440	75,636	—	8,490		822,566
Property and equipment, at cost
Oil and gas properties, successful efforts method
Proved properties	—	1,699,140	—	(1,699,140)	(b)	—
Unproved properties	—	28,240	—	(28,240)	(b)	—
Oil and natural gas properties, full-cost method
Evaluated	10,376,411	—	—	1,258,433	(c)	11,634,844
Unproved and unevaluated	1,478,247	—	—	369,242	(c)	1,847,489
Midstream properties	1,448,343	—	—	125,860	(c)	1,574,203
Other property and equipment	41,995	16	—	—		42,011
Less accumulated depletion, depreciation and amortization	(5,667,208)	(385,181)	—	385,181	(b)	(5,667,208)
Net property and equipment	7,677,788	1,342,215	—	411,336		9,431,339
Other assets
Derivative instruments	2,030	—	—	—		2,030
Other long-term assets	100,133	—	—	11,457	(f)	111,590
Investment in affiliates	—	23,265	—	91,735	(c)	115,000
Debt issuance costs, net	—	1,172	—	(1,172)	(a)	—
Total other assets	102,163	24,437	—	102,020		228,620
Total assets	$8,518,391	$1,442,288	$—	$521,846		$10,482,525

The accompanying notes are an integral part of the pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Financial Information

Matador Resources Company and Subsidiaries
PRO FORMA CONDENSED COMBINED BALANCE SHEET - UNAUDITED (Continued)
As of June 30, 2024

(In thousands)	Historical		Transaction Accounting Adjustments
	Matador	Ameredev	Conforming and Reclassifications (e)	Ameredev Acquisition		Pro Forma Combined
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$96,241	$—	$36,479	$—		$132,720
Accrued liabilities	388,353	—	2,635	1,335	(g)	392,323
Accounts payable and accrued liabilities	—	35,679	(35,679)	—		—
Revenue and taxes payable	—	82,220	(82,220)	—		—
Current portion of asset retirement obligations	—	390	(390)	—		—
Royalties payable	195,795		78,785	—		274,580
Amounts due to affiliates	19,576	—	—	—		19,576
Derivative instruments	14,704	—	—	—		14,704
Advances from joint interest owners	56,439	—	—	—		56,439
Other current liabilities	85,433	—	390	—		85,823
Total current liabilities	856,541	118,289	—	1,335		976,165
Long-term liabilities
Long term debt	—	340,000	—	(340,000)	(a)	—
Borrowings under Credit Agreement	95,000	—	—	1,825,000	(d)	1,920,000
Borrowings under San Mateo Credit Facility	512,000	—	—	—		512,000
Senior unsecured notes payable	1,374,596	—	—	—		1,374,596
Asset retirement obligations	93,952	3,266	—	3,067	(c)	100,285
Deferred income taxes	673,955	—	—	—		673,955
Other long-term liabilities	56,742	—	—	—		56,742
Total long-term liabilities	2,806,245	343,266	—	1,488,067		4,637,578
Shareholders’ equity
Common stock	1,249	—	—	—		1,249
Additional paid-in capital	2,483,075	—	—	14,512	(f)	2,497,587
Retained earnings	2,150,292	—	—	(1,335)	(g)	2,148,957
Treasury stock	(2,990)	—	—	—		(2,990)
Members’ capital	—	980,733	—	(980,733)	(a)	—
Total Matador Resources Company shareholders’ equity	4,631,626	980,733	—	(967,556)		4,644,803
Non-controlling interest in subsidiaries	223,979	—	—	—		223,979
Total shareholders’ equity	4,855,605	980,733	—	(967,556)		4,868,782
Total liabilities and shareholders’ equity	$8,518,391	$1,442,288	$—	$521,846		$10,482,525

The accompanying notes are an integral part of the pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Financial Information
Matador Resources Company and Subsidiaries
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS - UNAUDITED
For the Six Months Ended June 30, 2024

(In thousands, except per share data)	Historical		Transaction Accounting Adjustments
	Matador	Ameredev	Conforming and Reclassifications (a)	Ameredev Acquisition		Pro Forma Combined
Revenues
Oil and natural gas	$1,479,819	$175,738	$—	$—		$1,655,557
Third-party midstream services	65,008	—	—	—		65,008
Sales of purchased natural gas	95,711	—	—	—		95,711
Realized gain on derivatives	4,045	—	—	—		4,045
Unrealized loss on derivatives	(9,754)	—	—	—		(9,754)
Total revenues	1,634,829	175,738	—	—		1,810,567
Expenses
Production taxes, transportation and processing	146,965	—	21,887	—		168,852
Marketing, transportation and gathering	—	20,377	(20,377)	—		—
Exploration expense	—	29	—	(29)	(c)	—
Lease operating	155,325	39,068	14,088	—		208,481
Plant and other midstream services operating	76,881	—	1,259	—		78,140
Purchased natural gas	74,672	—	—	—		74,672
Depletion, depreciation and amortization	438,245	—	39,954	8,517	(f)	486,716
Depreciation, depletion, amortization and accretion	—	39,964	(39,964)	—		—
Accretion of asset retirement obligations	2,602	—	10	183	(f)	2,795
General and administrative	57,566	7,422	—	—		64,988
Production and ad valorem taxes	—	15,598	(15,598)	—		—
Water recycling expenses	—	1,259	(1,259)	—		—
Total expenses	952,256	123,717	—	8,671		1,084,644
Operating income	682,573	52,021	—	(8,671)		725,923
Other income (expense)
Interest expense	(75,548)	(19,122)	—	19,122	(b)	(147,444)
				(70,735)	(d)
				(1,161)	(e)
Interest income	—	831	(831)	—		—
Net unrealized loss on oil and gas derivatives	—	(11,293)	—	11,293	(g)	—
Insurance proceeds	—	15,000	—	—		15,000
Net gain on asset sale	—	98	—	—		98
Other (expense) income	(1,544)	26	831	—		(687)
Total other expense	(77,092)	(14,460)	—	(41,481)		(133,033)
Income before income taxes	605,481	37,561	—	(50,152)		592,890
Total income tax provision (benefit)	144,764	—	—	(3,213)	(h)	141,551
Net income	460,717	37,561	—	(46,939)		451,339
Net income attributable to non-controlling interest in subsidiaries	(38,219)	—	—	—		(38,219)
Net income attributable to Matador Resources Company shareholders	$422,498	$37,561	$—	$(46,939)		$413,120
Earnings per common share
Basic	$3.46	$—	$—	$—		$3.38
Diluted	$3.45	$—	$—	$—		$3.37
Weighted average common shares outstanding
Basic	122,253	—	—	—		122,253
Diluted	122,438	—	—	—		122,438

The accompanying notes are an integral part of the pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Financial Information

Matador Resources Company and Subsidiaries
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS - UNAUDITED
For the Year Ended December 31, 2023

(In thousands, except per share data)	Historical		Transaction Accounting Adjustments
	Matador	Ameredev	Conforming and Reclassifications (a)	Ameredev Acquisition		Pro Forma Combined
Revenues
Oil and natural gas	$2,545,599	$564,386	$—	$—		$3,109,985
Third-party midstream services	122,153	—	—	—		122,153
Sales of purchased natural gas	149,869	—	—	—		149,869
Realized loss on derivatives	(9,575)	—	—	—		(9,575)
Unrealized gain on derivatives	(1,261)	—	—	—		(1,261)
Total revenues	2,806,785	564,386	—	—		3,371,171
Expenses
Production taxes, transportation and processing	264,493	—	79,090	—		343,583
Marketing, transportation and gathering	—	75,756	(75,756)	—		—
Exploration expense	—	1,171	—	(1,171)	(c)	—
Lease operating	243,655	107,064	49,594	—		400,313
Plant and other midstream services operating	128,910	—	473	—		129,383
Purchased natural gas	129,401	—	—	—		129,401
Depletion, depreciation and amortization	716,688	—	127,797	25,367	(f)	869,852
Depreciation, depletion, amortization and accretion	—	127,816	(127,816)	—		—
Accretion of asset retirement obligations	3,943	—	19	556	(f)	4,518
General and administrative	110,373	12,663	—	1,335	(i)	124,371
Production and ad valorem taxes	—	52,928	(52,928)	—		—
Water recycling expenses	—	473	(473)	—		—
Total expenses	1,597,463	377,871	—	26,087		2,001,421
Operating income	1,209,322	186,515	—	(26,087)		1,369,750
Other income (expense)
Net loss on asset sales and impairment	(202)	—	(129)	—		(331)
Interest expense	(121,520)	(42,589)	—	42,589	(b)	(259,936)
				(136,094)	(d)
				(2,322)	(e)
Interest income	—	558	(558)	—		—
Net unrealized gain on oil and gas derivatives	—	30,691	—	(30,691)	(g)	—
Loss on investment in affiliates	—	(3,209)	—	—		(3,209)
Loss on sale	—	(129)	129	—		—
Other income (expense)	8,785	(13)	558	—		9,330
Total other expense	(112,937)	(14,691)	—	(126,518)		(254,146)
Income before income taxes	1,096,385	171,824	—	(152,605)		1,115,604
Total income tax provision (benefit)	186,026	—	—	3,463	(h)	189,489
Net income	910,359	171,824	—	(156,068)		926,115
Net income attributable to non-controlling interest in subsidiaries	(64,285)	—	—	—		(64,285)
Net income attributable to Matador Resources Company shareholders	$846,074	$171,824	$—	$(156,068)		$861,830
Earnings per common share
Basic	$7.10	$—	$—	$—		$7.23
Diluted	$7.05	$—	$—	$—		$7.18
Weighted average common shares outstanding
Basic	119,139	—	—	—		119,139
Diluted	119,980	—	—	—		119,980

The accompanying notes are an integral part of the pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Financial Information
1.    Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared based on, and should be read in conjunction with, (i) the audited historical consolidated financial statements of Matador and the audited historical consolidated financial statements of Ameredev, in each case, as of and for the year ended December 31, 2023, and (ii) the unaudited historical condensed consolidated financial statements of Matador and the unaudited historical consolidated financial statements of Ameredev, in each case, as of and for the six months ended June 30, 2024. The Ameredev Acquisition has been accounted for as a business combination in accordance with ASC 805. The fair value of the consideration paid by Matador and allocation of that amount to the underlying assets acquired and liabilities assumed was recorded by Matador as of the date of the closing of the Ameredev Acquisition. Costs directly related to the Ameredev Acquisition are expensed as incurred.

The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2023 and the six months ended June 30, 2024 were prepared assuming the Ameredev Acquisition and the related financing occurred on January 1, 2023. The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024 was prepared as if the Ameredev Acquisition and the related financing occurred on June 30, 2024.

The unaudited pro forma condensed combined financial information and related notes are presented for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Matador would have been had the Ameredev Acquisition and the related financing occurred on the dates noted above, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. If the Ameredev Acquisition, the related financing and the other transactions contemplated by the Purchase Agreement had occurred in the past, the Company’s operating results might have been materially different from those presented in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should not be relied upon as an indication of operating results that the Company would have achieved if the Ameredev Acquisition, the related financing and the other transactions contemplated by the Purchase Agreement had taken place on the dates noted above. In addition, future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial statement of operations and should not be relied upon as an indication of the future results the Company will have after the consummation of the Ameredev Acquisition and the other transactions contemplated by the Purchase Agreement. The pro forma adjustments are based on currently available information and certain estimates and assumptions that Matador believes provide a reasonable basis for presenting the significant effects of the Ameredev Acquisition.

2.    Consideration and Purchase Price Allocation
The preliminary allocation of the total purchase price in the Ameredev Acquisition is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of September 18, 2024, the closing date of the transaction, using the latest available information. Due to the unaudited pro forma condensed combined financial information being prepared based on preliminary estimates of the net assets acquired and balances as of June 30, 2024, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein.

As of the date of this filing, the valuation of assets acquired and liabilities assumed remains ongoing and adjustments may be made. The Company expects to complete the final purchase price allocation during the 12-month period subsequent to the Ameredev Acquisition closing date.

Unaudited Pro Forma Condensed Combined Financial Information
The consideration transferred and the preliminary fair value of assets acquired and liabilities assumed by Matador are as follows (in thousands):

Consideration	Allocation
Cash consideration given	$1,831,214

Allocation of purchase price
Current assets	$57,279
Oil and natural gas properties
Evaluated	1,258,433
Unproved and unevaluated	369,258
Midstream properties	125,860
Investment in affiliate	115,000
Current liabilities	(88,283)
Asset retirement obligations	(6,333)
Net assets acquired	$1,831,214

The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of evaluated oil and natural gas properties and asset retirement obligations were measured using the discounted cash flow technique of valuation.

Significant unobservable inputs included future commodity prices adjusted for differentials, projections of estimated quantities of recoverable reserves, forecasted production based on decline curve analysis, estimated timing and amount of future operating and development costs, and a weighted average cost of capital.

3.    Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statements of Operations

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Matador. Actual results may differ materially from the assumptions and estimates contained herein.

The pro forma adjustments are based on currently available information and certain estimates and assumptions that Matador believes provide a reasonable basis for presenting the significant effects of the Ameredev Acquisition. General descriptions of the pro forma adjustments are provided below.

Unaudited Pro Forma Condensed Combined Balance Sheet

The following reclassifications and adjustments were made in the preparation of the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024:

(a)    Adjustment to remove assets, liabilities and equity not acquired as part of the Ameredev Acquisition.

(b)    Adjustment to eliminate the historical book value of Ameredev’s assets and liabilities as of June 30, 2024 when the historical book value is different than the fair value on the date of the acquisition.
(c)    Adjustment to reflect the preliminary allocation of the estimated fair value of assets acquired in the Ameredev Acquisition and the adjustment to increase the related asset retirement obligations, which was required to conform cost of abandonment and other key assumptions with those of Matador.
(d)    Adjustment to record consideration and changes in working capital for the Ameredev Acquisition, including cash and the $1.825 billion in new borrowings under the credit facility, which includes a $250.0 million term loan.

Unaudited Pro Forma Condensed Combined Financial Information
(e)    Reclassification to conform Ameredev’s assets and liabilities presentation to the presentation of assets and liabilities for Matador.
(f)    Adjustment for the additional costs related to the increase in the elected commitment under the credit facility in order to finance the Ameredev Acquisition.

(g)     Adjustment to retained earnings to reflect the estimated nonrecurring transaction costs related to the Ameredev Acquisition that are expected to be incurred by Matador, including advisory, legal, regulatory, accounting, valuation and other professional fees that are not capitalized.

Unaudited Pro Forma Condensed Combined Statements of Operations

The following reclassifications and adjustments were made in the preparation of the Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2024:

(a)    Reclassification to align the presentation of production and ad valorem taxes, transportation and processing expenses, water recycling expenses, depreciation, depletion, amortization and accretion and certain other income (expense) activity for Ameredev to the presentation by Matador.

(b)    Adjustment to remove Ameredev’s historical interest expense prior to the Ameredev Acquisition.
(c)    Adjustment to remove exploration and abandonment cost to align the presentation of such expenses by Ameredev with the full-cost method of accounting utilized by Matador.
(d)    Adjustment to reflect the estimated interest expense in the periods presented with respect to the incremental borrowings necessary to finance the Ameredev Acquisition. The interest rate utilized for the six month period ended June 30, 2024 was approximately 7.67% for incremental borrowings of $1.825 billion. A one-eighth point change in interest rates as of June 30, 2024 would change interest expense by $1.2 million for the six month period ended June 30, 2024.
(e)    Adjustment to reflect the amortization of financing costs of $14.5 million related to the increase in the elected commitment under the credit facility in order to finance the Ameredev Acquisition. Deferred financing costs are amortized straight-line over approximately 75 months, which corresponds to the March 2029 maturity date of Matador’s credit facility.
(f)    Represents additional depreciation, depletion, and amortization expense and accretion of asset retirement obligation expense resulting from the change in basis of property and equipment and asset retirement obligations, respectively, acquired as a result of the Ameredev Acquisition. The depletion adjustment was calculated using the unit-of-production method under the full-cost method of accounting using estimated proved reserves and production volumes attributable to the acquired assets.
(g)     Adjustment to remove derivative gains and losses that were related to derivatives not acquired as part of the Ameredev Acquisition.
(h)    Adjustment to reflect the estimated incremental income tax expense that would have been recorded in the six month period ended June 30, 2024 if the Ameredev Acquisition had occurred on January 1, 2023 at Matador’s 2024 effective income tax rate of 25.52%. This effective tax rate represents the statutory federal income tax rate of 21% plus Matador’s apportioned state rate based upon the statutory Texas Margin tax rate of 0.75% and statutory New Mexico tax rate of 5.9%, which are the statutory rates in effect in those jurisdictions during 2024.

The following reclassifications and adjustments were made in the preparation of the Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2023:

(a)    Reclassification to align the presentation of production and ad valorem taxes, transportation and processing expenses, water recycling expenses, depreciation, depletion, amortization and accretion and certain other income (expense) activity for Ameredev to the presentation by Matador.
(b)    Adjustment to remove Ameredev’s historical interest expense prior to the Ameredev Acquisition.

Unaudited Pro Forma Condensed Combined Financial Information
(c)    Adjustment to remove exploration and abandonment cost to align the presentation of such expenses by Ameredev with the full-cost method of accounting utilized by Matador.
(d)    Adjustment to reflect the estimated interest expense in the periods presented with respect to the incremental borrowings necessary to finance the Ameredev Acquisition. The interest rate utilized for the year ended December 31, 2023 was approximately 7.35% for incremental borrowings of $1.825 billion. A one-eighth point change in interest rates as of December 31, 2023 would change interest expense by $2.3 million for the year ended December 31, 2023.

(e)    Adjustment to reflect the amortization of financing costs of $14.5 million related to the increase in the elected commitment under the credit facility in order to finance the Ameredev Acquisition. Deferred financing costs are amortized straight-line over approximately 75 months, which corresponds to the March 2029 maturity date of Matador’s credit facility.
(f)     Represents additional depreciation, depletion, and amortization expense and accretion of asset retirement obligation expense resulting from the change in basis of property and equipment and asset retirement obligations, respectively, acquired as a result of the Ameredev Acquisition. The depletion adjustment was calculated using the unit-of-production method under the full-cost method of accounting using estimated proved reserves and production volumes attributable to the acquired assets.

(g)    Adjustment to remove derivative gains and losses that were related to derivatives not acquired as part of the Ameredev Acquisition.

(h)    Adjustment to reflect the estimated incremental income tax expense that would have been recorded in the year ended December 31, 2023 if the Ameredev Acquisition had occurred on January 1, 2023 at Matador’s 2023 effective income tax rate of 18.02%. This effective tax rate represents the statutory federal income tax rate of 21% plus Matador’s apportioned state rate based upon the statutory Texas Margin tax rate of 0.75% and statutory New Mexico tax rate of 5.9%, which are the statutory rates in effect in those jurisdictions during 2023, partially offset by permanent differences between book and taxable income.

(i)    Represents the estimated nonrecurring transaction costs related to the Ameredev Acquisition that are expected to be incurred by Matador, including advisory, legal, regulatory, accounting, valuation and other professional fees that are not capitalized.

4.    Supplemental Unaudited Pro Forma Combined Oil and Natural Gas Reserves and Standardized Measure Information
The following tables set forth information with respect to the historical and pro forma combined estimated oil and natural gas reserves as of December 31, 2023 for Matador and Ameredev. Ameredev reserve information has been prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. The following unaudited pro forma combined proved reserve information is not necessarily indicative of the results that might have occurred had the Ameredev Acquisition taken place on January 1, 2023, nor is it intended to be a projection of future results. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Periodic revisions or removals of estimated reserves and future cash flows may be necessary as a result of a number of factors, including reservoir performance, new drilling, oil and natural gas prices, changes in costs, technological advances, new geological or geophysical data, changes in business strategies, or other economic factors. Accordingly, proved reserve estimates may differ significantly from the quantities of oil and natural gas ultimately recovered. For both Matador and Ameredev, the reserve estimates shown below were determined using the average first day of the month price for each of the preceding 12 months for oil and natural gas for the year ended December 31, 2023.

Unaudited Pro Forma Condensed Combined Financial Information

	As of December 31, 2023
	Matador	Ameredev	Pro Forma Combined
Estimated Proved Developed Reserves:
Oil (MBbl)	161,642	45,313	206,955
Natural gas (MMcf)	782,733	211,575	994,308
Total (MBOE)[1]	292,097	80,575	372,672
Estimated Proved Undeveloped Reserves:
Oil (MBbl)	110,635	42,117	152,752
Natural gas (MMcf)	344,026	439,835	783,861
Total (MBOE)[1]	167,973	115,423	283,396
Estimated Proved Reserves:
Oil (MBbl)	272,277	87,430	359,707
Natural gas (MMcf)	1,126,760	651,410	1,778,170
Total (MBOE)[1]	460,070	195,998	656,068

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(1)Natural gas is converted to oil equivalent using the ratio of one barrel of oil to six Mcf of natural gas.

The following table presents the Standardized Measure of Discounted Future Net Cash Flows relating to the proved oil and natural gas reserves of Matador and of the properties acquired in the Ameredev Acquisition on a pro forma combined basis as of December 31, 2023. The Pro Forma Combined Standardized Measure shown below represents estimates only and should not be construed as the market value of either Ameredev’s oil and natural gas reserves or the acquired oil and natural gas reserves attributable to the Ameredev Acquisition. Future estimated income tax expense of Ameredev was calculated based on Ameredev’s tax assumptions as of December 31, 2023.

(in thousands)	As of December 31, 2023
	Matador	Ameredev	Pro Forma Combined
Oil and natural gas producing properties:
Future cash inflows	$23,662,653	$7,714,419	$31,377,072
Future production costs	(7,717,106)	(2,136,346)	(9,853,452)
Future development costs	(2,162,625)	(911,083)	(3,073,708)
Future income tax expense	(2,939,514)	(4,398)	(2,943,912)
Future net cash flows	10,843,408	4,662,592	15,506,000
10% annual discount factor	(4,729,916)	(2,618,793)	(7,348,709)
Standardized measure of discounted future net cash flows	$6,113,492	$2,043,799	$8,157,291

The following table sets forth the changes in the Standardized Measure of discounted future net cash flows attributable to estimated net proved oil and natural gas reserves of Matador and Ameredev on a pro forma combined basis for the year ending December 31, 2023. Future estimated income tax expense of Ameredev was calculated based on Ameredev’s tax assumptions as of December 31, 2023.

Unaudited Pro Forma Condensed Combined Financial Information

(in thousands)	As of December 31, 2023
	Matador	Ameredev	Pro Forma Combined
Oil and natural gas producing properties:
Balance, beginning of year	$6,983,203	$3,708,213	$10,691,416
Net change in sales and transfer prices in production (lifting) costs related to future production	(3,074,085)	(1,311,475)	(4,385,560)
Changes in estimated future development costs	(504,323)	(27,505)	(531,828)
Sales and transfers of oil and natural gas produced during the period	(2,037,451)	(333,017)	(2,370,468)
Net purchases of reserves in place	2,113,620	—	2,113,620
Net change due to extensions and discoveries	1,711,389	156,259	1,867,648
Net change due to revisions in estimates of reserves quantities	(890,754)	(369,377)	(1,260,131)
Previously estimated development costs incurred during the period	441,671	29,612	471,283
Accretion of discount	807,896	371,162	1,179,058
Other	3,913	(181,718)	(177,805)
Net change in income taxes	558,453	1,645	560,098
Standardized measure of discounted future net cash flows	$6,113,532	$2,043,799	$8,157,331